Exhibit 99.1

Microvision Announces Second Quarter 2008 Results and Updates Strategic Outlook

Company Strengthens Balance Sheet to Support the Commercialization of Its First PicoP Product in 2009

REDMOND, Wash.--(BUSINESS WIRE)--Microvision, Inc. (NASDAQ:MVIS), a global leader in light scanning technologies, today reported operating and financial results for the second quarter of 2008.

Operating Results

“We believe market interest in PicoP™ remains strong. During the second quarter we received letters of intent from several companies for the PicoP accessory product for a 2009 release,” said Alexander Tokman Microvision President and CEO. “We are also very pleased that our initial testing has demonstrated the drop survivability of the new MEMS scanner, a key component in our PicoP display engine, and that we raised $26 million to strengthen our balance sheet to support the PicoP accessory commercialization.”

During the second quarter Microvision received non-binding letters of intent from several companies for the PicoP accessory product targeted for a 2009 release. The company expects to commence extended field trials with OEM companies soon to solicit broader feedback for the final accessory product requirements. The company expects that successful completion of these trials would lead to firmer purchase commitments.

Also, during the quarter the company made advancements in its core technology including:

  Completed internal testing of the new wide-angle MEMS scanner, an integral part of the PicoP engine, for shock and drop survivability. These results show that Microvision’s MEMS scanning mirror exceeds the shock and drop test requirements consistent with mobile handset industry standards.
  Reduced the power consumption of the current MEMS scanner by approximately 75% over the previous version initially shown in mid-2007.
  Progressed its overall PicoP miniaturization and power reduction efforts through the advancement of key ASIC subsystems for the accessory and embedded products.

In June, the company joined the U.S. small-cap Russell 2000® and Russell Global Indexes, which are widely used by investment managers and institutional investors as benchmarks for investment strategies. According to Russell Investments, an industry leading $4.4 trillion in assets currently are benchmarked to the Russell indexes.

Subsequent to the end of the quarter, the company raised $26 million before issuance costs through the sale of common stock and warrants. The additional cash is expected to support the company’s overall operating requirements through launch and into volume production of its PicoP accessory product.

Financial Results

For the six months ended June 30, 2008, the company reported revenue of $4.2 million compared to $4.9 million for the same period in 2007 and for the three months ended June 30, 2008, the company reported revenue of $1.6 million compared to $2.7 million for the same period in 2007. As of June 30, 2008, the backlog totaled $679,000 compared to $7.7 million at June 30, 2007. The decrease in backlog from 2007 is primarily attributed to completion of government and commercial development contracts in 2007 and early 2008. Many of the company’s customers are currently using the prototypes that were delivered under these contracts to market Microvision’s PicoP technology to their customers with the goal of determining the next steps in the commercialization process.

The company reported an operating loss for the six months ended June 30, 2008 of $16.4 million compared to $12.3 million for the same period in 2007 and $9.3 million for the quarter ended June 30, 2008 compared to $6.3 million for the same period in 2007. The increase is primarily attributable to lower revenue for the quarter and increased development costs and increased headcount in Strategic Sourcing, and Business Development associated with the planned introduction of PicoP enabled products.

The company reported a net loss of $14.3 million for the six months ended June 30, 2008 compared to $9.0 million for the same period in 2007 and $9.3 million for the quarter ended June 30, 2008 compared to $2.2 million for the same period in 2007. The net loss for the three and six months ended June 30, 2007 included a gain on the company’s sale of its investment in Lumera Corporation of $6.0 million. Excluding this gain, the adjusted net loss for the six months and three months ended June 30, 2007 was $15.0 million and $8.1 million, respectively. The net loss per share was $0.25 for the six months ended June 30, 2008 compared to $0.21 for the same period in 2007 and $0.16 for the quarter ended June 30, 2008 compared to $0.05 for the same period in 2007. Excluding the gain on the sale of Lumera of $0.14 per share, the adjusted net loss per share was $0.35 and $0.19, respectively, for the six months and quarter ended June 30, 2007.

Net cash used in operating activities was $14.9 million for the six months ended June 30, 2008 compared to $11.5 million for the same period in 2007. Cash used in operating activities during the second quarter included a total of approximately $1.8 million from annual payments to a MEMS development partner and employee bonuses for 2007, as well as increased investment in operational infrastructure to support the planned commercial product introduction. The company ended the quarter with $20.7 million in cash, cash equivalents, and investment securities and added approximately $24.2 million in net proceeds from its sale of common stock and warrants in July 2008.

Strategic Outlook

“Since 2006, we have been successfully executing on the PicoP commercialization strategy against our publicly communicated operational milestones,” stated Tokman. “As we get closer to product introduction, the specific timing of product launch is expected to be determined by final commercialization of key components by our strategic supply chain partners and by established commercial product launch windows of our customers.

“With respect to key components, most of our strategic suppliers continue to meet original product development timelines. Some have experienced longer development and commercialization cycles than were originally anticipated. This is not unusual for bringing new technologies to market. The good news is that in the instances where progress has been delayed, these companies have invested millions of dollars and continue to communicate their commitment to bring their components to market because of the large market opportunity. In addition, we have been pursuing dual supply chain capabilities in several key areas and consequently remain optimistic about getting the PicoP display engine to market in 2009.

“Based on what we know today about critical component availability and consumer electronics sales cycles, we can provide the following update about the introduction timing of PicoP based products:

Consumer Accessory and Embedded PicoP Offerings

“As we have discussed in the past we require red, blue, and green lasers to build our full color pico projector. Red and blue lasers have been successfully commercialized and adopted by various industries in the past, while green laser technology is currently being commercialized. The green laser development has experienced longer development cycles than originally anticipated. Based on the ongoing discussions with our green laser suppliers, we believe that we will be in a position to introduce initial quantities of the accessory PicoP in the first half of 2009 and move to higher volumes in the second half of 2009. Based on our communications with prospective customers we anticipate that an embedded PicoP product will be commercialized approximately nine to twelve months after introduction of the accessory product.

Automotive PicoP Offerings

“We have provided vehicle display samples to all three of our tier one automotive integrators which are marketing them to their OEM customers. Typical automobile design cycles take approximately 3 years. In response to global economic changes and 3 year automotive design cycles, we are focusing more attention on after-market HUD opportunities because the commercialization timelines are shorter. We have developed and demonstrated a proof of concept after-market HUD that could be installed in existing vehicles. We are marketing this concept to segments where the safety need is greatest with a target product introduction in 2010.

Eyewear PicoP Offerings

“In addition to the progress we’ve made on the PicoP display engine which is expected to be an integral part of Microvision’s eyewear solution, we made important progress in creating a lightweight, thin optical design that could be incorporated into fashionable eyeglasses. We believe that market pull factors for our wearable display products are the same as they are for pico projectors: the proliferation of broadband mobile devices and content and the tiny display bottleneck that minimizes usability and enjoyment of mobile media. We expect the demand for wearable displays to increase over the next few years. We are targeting to meet this demand with a wearable display product in 2011.

“We remain confident about our PicoP commercialization strategy despite the delays in some supply chain components. We are excited about the opportunity to fundamentally change the way people view and share information with their friends, family, colleagues and customers,” concluded Tokman.

Conference Call

Microvision will host a conference call to discuss its second quarter 2008 results and current business operations at 4:30 p.m. ET on August 5, 2008. Participants may join the conference call by dialing 888-680-0869 (for U.S. participants) or 617-213-4854 (for International participants) ten minutes prior to the start of the conference. The conference pass-code number is 23845046. Additionally, the call will be broadcast over the Internet and can be accessed from the Company’s web site at www.microvision.com/investors. The web cast and information needed to access the telephone replay will be available through the same link following the conference call.

About Microvision (www.microvision.com)

Microvision is creating a display technology platform which is expected to enable next-generation display and imaging products for pico projectors, vehicles displays, and wearable displays that interface to mobile devices. The company also manufactures and sells its bar code scanner product line which features the company's proprietary MEMS technology.

Forward Looking Statement

Certain statements contained in this release, including those relating to future product introductions, applications, business partnering expectations, sales, growth and business prospects, as well as statements containing words like “intend,” “expect,” “target,” “plan,” “believe,” and other similar expressions, are forward-looking statements that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those projected in the Company's forward-looking statements include the following: our ability to raise additional capital when needed; the risk of market acceptance of our technology and products, our financial and technical resources relative to those of our competitors; our ability to keep up with rapid technological change; our ability to enforce our intellectual property rights and protect our proprietary technologies; the timing of commercial product launches and delays in product development; the ability to achieve key technical milestones in key products; our ability to secure needed third party manufacturing and sales resources, dependence on third parties to develop, manufacture, sell and market our products; potential product liability claims and other risk factors identified from time to time in the Company's SEC reports, including the Company's Annual Report on Form 10-K filed with the SEC. Except as expressly required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changes in circumstances or any other reason.

Microvision, Inc.

Statement of Operations
(In thousands, except earnings per share data)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007

Contract revenue	$1,006	$2,219	$3,287	$4,121
Product revenue	616	443	905	776
Total revenue	1,622	2,662	4,192	4,897

Cost of contract revenue	374	1,217	1,136	2,227
Cost of product revenue	529	446	868	730
Total cost of revenue	903	1,663	2,004	2,957

Gross margin	719	999	2,188	1,940

Research and development expense	5,881	3,208	10,307	6,553
Sales, marketing, general and administrative expense	4,103	4,087	8,238	7,637
Total operating expenses	9,984	7,295	18,545	14,190

Loss from operations	(9,265)	(6,296)	(16,357)	(12,250)

Interest income	279	152	691	334
Interest expense	(12)	(17)	(25)	(485)
Gain (loss) on derivative instruments, net	(254)	(1,940)	1,419	(2,592)
Other expense	(14)	(17)	(32)	(17)

Net loss before Lumera transactions	(9,266)	(8,118)	(14,304)	(15,010)

Gain on sale of investment in Lumera	-	5,963	-	5,963
Net loss	$(9,266)	$(2,155)	$(14,304)	$(9,047)

Net loss per share - basic and diluted	$(0.16)	$(0.05)	$(0.25)	$(0.21)

Weighted-average shares outstanding - basic and diluted	56,782	43,572	56,756	43,336

Microvision, Inc.

Balance Sheet
(In thousands)
(Unaudited)
	June 30,	December 31,
	2008	2007

Assets
Current Assets
Cash and cash equivalents	$10,039	$13,399
Investment securities, available-for-sale	10,650	22,411
Accounts receivable, net of allowances	303	1,885
Costs and estimated earnings in excess of billings on uncompleted contracts	166	443
Inventory	1,406	761
Other current assets	1,145	1,180
Total current assets	23,709	40,079

Property and equipment, net	3,759	4,047
Restricted investments	1,475	1,125
Other assets	49	47
Total assets	$28,992	$45,298

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable	$1,848	$2,146
Accrued liabilities	3,175	4,154
Billings in excess of costs and estimated earnings on uncompleted contracts	91	970
Liability associated with common stock warrants	1,122	2,657
Current portion of capital lease obligations	47	44
Current portion of long-term debt	68	65
Total current liabilities	6,351	10,036

Capital lease obligations, net of current portion	67	88
Long-term debt, net of current portion	358	393
Deferred rent, net of current portion	1,565	1,720
Total liabilities	8,341	12,237

Commitments and contingencies	-	-

Shareholders' Equity
Common stock at par value	57	57
Additional paid-in capital	294,307	292,374
Accumulated other comprehensive income	12	51
Accumulated deficit	(273,725)	(259,421)
Total shareholders' equity	20,651	33,061
Total liabilities and shareholders' equity	$28,992	$45,298

CONTACT:
Microvision, Inc.
Matt Nichols (media), 425-882-6657
or
Tiffany Bradford (investors), 425-936-6847